UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 21, 2012

T & G APOTHECARY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-176659	27-4588540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

82 Avenue Road, Toronto, Ontario, Canada		M5R 2H2
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, includig area code	(647) 344-5900

906 Thayer Drive, Gahanna, OH, 43230
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Item 5.01 Item 5.02
Entry Into Material Definitive Agreement
Changes in Control of Registrant
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2012, we received resignations from Carolyne S. Johnson and Scott A. Stupprich.  Ms. Johnson resigned as president, chief executive officer, chief financial officer and as a director of our company.  Mr. Stupprich resigned as secretary of our company.  Their resignations were not the result of any disagreements with our company regarding its operations, policies, practices or otherwise.  Concurrently with Ms. Johnson’s and Mr. Stupprich’s resignations, we appointed Lilia Roberts as president, chief executive officer, chief financial officer, secretary, treasurer and as a member to our board of directors, effective August 21, 2012.

Also on August 21, 2012, Ms. Roberts acquired a total of 5,000,000 shares of our common stock from Ms. Johnson, our former director and officer, for total consideration of $50,000.  The funds used for this share purchase were Ms. Roberts’ personal funds.  Ms. Roberts’ 5,000,000 shares amount to approximately 62.5% of our currently issued and outstanding common stock.  In conjunction with the sale of her shares Ms. Johnson provided us with a release from any debt owed to her by our company.  Both the share purchase agreement and the release are filed as exhibits to this Current Report on Form 8-K.

Lilia Roberts

Lilia Roberts is a seasoned Human Resource professional with over 15 years experience in the healthcare arena.

Since 2009, she has managed her own HR consulting and recruiting firm Healthcareerbuilder LLC.  Prior to her running her own business, she held many management roles in the area of healthcare. From the fall of 2008 until mid 2009, she held the title of Midwest Regional Manager for Medical Associates Consulting and recruited Anesthesiologists and CRNA's nationwide.  Her primary responsibilities were directing all recruiting activities of staff physician recruiters in exceeding recruiting goals for her region.  She also served as a resource and mentor to staff physicians in their recruiting efforts.

Prior to this role from early 2005 until the fall of 2008, she managed two Behavioral Health Hospitals in the South Florida area as the Director of Human Resources and Recruitment.  Her primary duty was attracting and retaining a superior workforce.  She also participated in all executive meetings and shared in the decision making for the entire corporation.

From 1994 until late 2004, she managed and operated 3 Nursing Home Management companies as the Corporate Director of Human Resources and managed over 4000 FTE's.  She has professional experience in employee/labor relations, including FLSA, EEOC, FMLA, and the ADA.  She worked hand-in-hand with a top labor and employment attorney to develop all company policies and procedures and she solely set up a companywide benefits program.  She was also a corporate trainer and managed a department of over 26 employees with the Avante Group.

Ms. Roberts holds a degree in Human Resource Management and is currently enrolled in a Master's program in Alternative Medicine.

We believe that Ms. Roberts is qualified to sit on our board of directors due to her extensive consulting and managing experience.

Our board of directors consists solely of Lilia Roberts.  There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related persons had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits

10.1	Release from Carolyne Johnson

10.2	Share Purchase Agreement between Lilia Roberts and Carolyne Johnson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T & G APOTHECARY, INC.
/s/ Lilia Roberts
Lilia Roberts
President and Director

Date:	August 22, 2012